EXHIBIT 99

  FOR IMMEDIATE RELEASE:         Contact:  Mr. Charles R. Ofner
                                                 (713) 496-5000


       Houston,  Texas....April  20,  1995....Reading  &  Bates
  Corporation (NYSE:RB) announced today that, following its press release earlier today regarding Reading & Bates' participation in the Green Canyon 254 Project, it was now in a position to release the text of its reply to Sonat Offshore Drilling Inc.'s letter of April 13, 1995:

            "I am writing in  response to the letter dated
       April 13,  1995 which I  received from you  late on
       Thursday.  It is  my understanding that the ongoing
       discussions   between   our  respective   financial
       advisors  have focused  on  the  exchange of  ideas
       regarding possible merger transactions with  a view
       towards  creating a  better  appreciation  on  each
       other's  part   for  the   type  and  terms   of  a
       transaction that you and we might  find attractive.
       Throughout  these  discussions,  our  advisors  and
       yours have made it quite clear that these talks are
       strictly exploratory.   In  our view,  the approach
       taken by your letter is somewhat at odds with this.

            I  understand   that   in  the   most   recent
       discussions our financial  advisors each  presented
       to  the other  their  latest  thinking on  possible
       merger transactions that  their respective  clients
       may view  as attractive, that there  was a somewhat
       significant  difference   between  the  transaction
       presented by Merrill  Lynch/Simmons &  Co. and  the
       alternative   transaction   presented   by   Morgan
       Stanley, and that this difference may or may not be
       insurmountable.   Much  of  this  difference is,  I
       believe, attributable to a lack of appreciation  on
       the  part of you and your advisors for the value of
       our company's  core  business.    In  addition,  as
       Morgan  Stanley conveyed  during  the  most  recent
       discussions,   we  expect   that   there  will   be
       significant  positive  developments  regarding  our
       company in  the short  term and,  in light of  your
       lack of  interest in the  possible transaction  put
       forth by  Morgan Stanley, we strongly  believe that
       allowing   some   additional    time   for    these
       developments  to  unfold will  provide  you  with a
       greater appreciation of the  value of our  company.
       It   was  for  this   reason  that  Morgan  Stanley
       suggested that further discussions be suspended for a brief period of time.

            Just to  make it perfectly clear,  as and when
       we  are   in  a   position  to  provide   you  with
       information concerning the developments referred to above, we would expect to resume discussions of the sort that have been held to date between our financial advisors. We would of course be willing to resume such discussions earlier if your view regarding the possible transaction put forth by Morgan Stanley have changed."

       Reading & Bates noted that its reply preceded Sonat Offshore's press release of April 18, 1995 advising of their termination of merger discussions, and thus the last paragraph of Reading & Bates' reply may have been rendered moot.

       Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating productions systems to the upstream offshore oil and gas industry worldwide.

                               ###